                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement        / / Confidential, for Use of the
                                               Commission Only (as permitted by
   /X/  Definitive Proxy Statement             Rule 14a-6(e)(2))

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                          MONSANTO COMPANY
       ----------------------------------------------------
        (Name of Registrant as Specified In Its Charter)



       ----------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)
        or Item 22(a)(2) of Schedule 14A.

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   1)  Title of each class of securities to which transaction applies:

   ---------------------------------------------------------------------

   2)  Aggregate number of securities to which transaction applies:

   ---------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

   ---------------------------------------------------------------------

   4)  Proposed maximum aggregate value of transaction:

   ---------------------------------------------------------------------

   5)  Total fee paid:

   ---------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:

   ---------------------------------------------------------------------

   2)  Form, Schedule or Registration Statement No.:

   ---------------------------------------------------------------------

   3)  Filing Party:

   ---------------------------------------------------------------------

   4)  Date Filed:

   ---------------------------------------------------------------------

     THIS PROXY MATERIAL IS SENT TO YOU FOR YOUR INFORMATION AS THE HOLDER OF A MONSANTO STOCK OPTION OR AS A PARTICIPANT IN THE MONSANTO EMPLOYEE STOCK PURCHASE PLAN. YOU ARE NOT ENTITLED, HOWEVER, TO VOTE ANY OPTIONED SHARES OR SHARES UNDER CONTRACT. IF YOU WERE A RECORD HOLDER ON FEBRUARY 27, 1995, AS THE RESULT OF YOUR HAVING EXERCISED YOUR OPTION OR COMPLETED YOUR PAYMENT FOR SHARES UNDER CONTRACT, YOU WILL RECEIVE A PROXY CARD FOR THOSE SHARES.

                     MONSANTO
                     ------------------------------------

                     Monsanto Company

                     800 N. Lindbergh Boulevard

                     St. Louis, Missouri 63167

                     (314) 694-1000

          NOTICE OF
          ANNUAL MEETING OF STOCKHOLDERS
          APRIL 28, 1995

          You are invited, as a stockholder of Monsanto Company, to be present or represented by proxy at the Annual Meeting of Stockholders to be held in K Building at the Company's World Headquarters, 800 North Lindbergh Boulevard, St. Louis County, Missouri, on Friday, April 28, 1995, at 1:30 p.m. for the following purposes:

            1. To elect fourteen directors.

            2. To ratify the appointment of Deloitte & Touche LLP as
               principal independent auditors for the year 1995.

            3. To transact such other business as may properly come
               before the meeting.

          Stockholders of the Company of record at the close of business on February 27, 1995, are entitled to vote at the Annual Meeting of Stockholders and all adjournments thereof. Since a majority of the outstanding shares of stock of the Company which are entitled to vote at the meeting must be represented to constitute a quorum, all stockholders are urged either to attend the meeting or to be represented by proxy.

          If you do not expect to attend the meeting in person, please mark, sign, date, and return the accompanying proxy in the enclosed business reply envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.


                                      Richard W. Duesenberg
                                      Secretary

          St. Louis, Missouri
          March 16, 1995

                                              TABLE OF CONTENTS TO THE PROXY STATEMENT

                                                                                                                            PAGE NO.
                                                                                                                            --------

                     Election of Directors (Proxy Item No. 1)............................................................       2

                       Stock Ownership of Management and Certain Beneficial Owners.......................................       5

                       Board Meetings and Committees; Compensation of Directors..........................................       6

                       Executive Compensation............................................................................      10

                     Ratification of Independent Auditors (Proxy Item No. 2).............................................      19

                     General Information.................................................................................      19

                                   MONSANTO COMPANY
                                   800 N. LINDBERGH BOULEVARD
                                   ST. LOUIS, MISSOURI 63167

     PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monsanto Company of proxies to be voted at the Annual Meeting of Stockholders on April 28, 1995, and at all adjournments thereof. Only stockholders of record at the close of business on February 27, 1995, will be eligible to vote at the meeting. Except for shares owned by the Company, each share of Common Stock, $2 par value, outstanding on such record date will be entitled to one vote. As of February 27, 1995, 114,084,909 shares of such Common Stock were outstanding and entitled to vote. This Proxy Statement and the accompanying form of proxy were first forwarded to stockholders on March 16, 1995.

     Unless you indicate to the contrary, the persons named in the accompanying proxy will vote for

       (1) the election as directors of the nominees named below; and

       (2) the ratification of the appointment of Deloitte & Touche LLP as principal independent auditors for the year 1995.

     A plurality of the shares present at the meeting in person or by proxy is required for the election of directors, and the affirmative vote of a majority of the shares present at the meeting in person or by proxy is required for ratification of the appointment of auditors. Pursuant to the Company's By-Laws, abstentions have the same effect as votes cast against a particular proposal.

     The proxy of a stockholder who is a participant in the Company's Dividend Reinvestment Plan will also serve as an instruction to vote the shares held for the account of the participant under this plan in the same manner as the shares registered in the participant's name. If a stockholder's proxy is not received, the shares held in that account in the Dividend Reinvestment Plan will not be voted.

     The Company's Savings and Investment Plan (SIP) and the Payroll Related Employee Stock Ownership Plan (PAYSOP) permit plan participants to direct the plan trustees how to vote the Common Stock of the Company allocated to their accounts. Under the terms of the SIP trust agreement, the trustee will vote unallocated and uninstructed shares in proportion to the shares with respect to which instructions have been received. As to shares held in PAYSOP, the trustee will not vote those shares of Common Stock for which participant voting instructions have not been received.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

     Fourteen persons have been nominated to serve on the Board of Directors, each to hold office until the next Annual Meeting or until a successor is elected and has qualified or until his or her earlier death, resignation or removal. All nominees are now directors of the Company and were elected by the stockholders at the last Annual Meeting. The Board has elected Robert B. Shapiro Chairman of the Board, President, and Chief Executive Officer, effective April 1, 1995. He succeeds Richard J. Mahoney, who will retire from employment with the Company after more than 32 years of service.

[PHOTO]                              RICHARD J. MAHONEY                  PRINCIPAL OCCUPATION: CHAIRMAN AND CHIEF
                                                                          EXECUTIVE OFFICER, MONSANTO COMPANY,
                                                                          UNTIL APRIL 1, 1995
                                                                         FIRST BECAME DIRECTOR: 1979
                                                                         AGE: 61

                     Chairman, Monsanto Company, 1986-95; Chief
                     Executive Officer, 1983-95. Director: Metropolitan
                     Life Insurance Company; Union Pacific Corporation.
                     Member: The Business Council; The Business
                     Roundtable.

[PHOTO]                              ROBERT B. SHAPIRO                   PRINCIPAL OCCUPATION: CHAIRMAN, PRESIDENT, AND
                                                                          CHIEF EXECUTIVE OFFICER, MONSANTO COMPANY,
                                                                          EFFECTIVE APRIL 1, 1995
                                                                         FIRST BECAME DIRECTOR: 1993
                                                                         AGE: 56

                     President and Chief Operating Officer, Monsanto Company,
                     1993-95; Executive Vice President and Advisory Director,
                     Monsanto Company, and President, The Agricultural Group of Monsanto Company, 1990-93; Chairman and Chief
                     Executive Officer, The NutraSweet Company, a subsidiary of Monsanto Company,1986-90. Director: Citicorp; Liposome
                     Technology, Inc.

[PHOTO]                              JOAN T. BOK                         PRINCIPAL OCCUPATION: CHAIRMAN OF THE BOARD,
                                                                          NEW ENGLAND ELECTRIC SYSTEM
                                                                         FIRST BECAME DIRECTOR: 1987
                                                                         AGE: 65

                     Chairman of the Board, New England Electric System since 1984. Director: Avery Dennison Corporation;
                     Federal Reserve Bank of Boston; John Hancock
                     Mutual Life Insurance Company; New England
                     Electric System and its subsidiaries Massachusetts
                     Electric Company, The Narragansett Electric
                     Company, and New England Power Company.

[PHOTO]                              ROBERT M. HEYSSEL                   PRINCIPAL OCCUPATION: CONSULTANT; PRESIDENT
                                                                          EMERITUS, THE JOHNS HOPKINS HEALTH SYSTEM
                                                                         FIRST BECAME DIRECTOR: 1988
                                                                         AGE: 66

                     Consultant; President Emeritus, The Johns Hopkins
                     Health System since 1992; President and Chief
                     Executive Officer, The Johns Hopkins Health System and The Johns Hopkins Hospital, 1972-92.
                     Professor, The Johns Hopkins Schools of Medicine and Public Health since 1971 and 1972, respectively. Director: Signet Banking
                     Corporation.

                                    2


[PHOTO]                              GWENDOLYN S. KING                   PRINCIPAL OCCUPATION: SENIOR VICE PRESIDENT,
                                                                          CORPORATE AND PUBLIC AFFAIRS, PECO ENERGY
                                                                          COMPANY
                                                                         FIRST BECAME DIRECTOR: 1993
                                                                         AGE: 54

                     Senior Vice President, Corporate and Public
                     Affairs, PECO Energy Company (formerly
                     Philadelphia Electric Company) since 1992.
                     Commissioner, Social Security Administration,
                     1989-92. Director: Central Philadelphia
                     Development Corporation; Martin Marietta Corp.;
                     PECO Power Company.

[PHOTO]                              PHILIP LEDER                        PRINCIPAL OCCUPATION: CHAIRMAN, DEPARTMENT OF GENETICS,
                                                                          HARVARD MEDICAL SCHOOL, AND SENIOR INVESTIGATOR,
                                                                          HOWARD HUGHES MEDICAL INSTITUTE
                                                                         FIRST BECAME DIRECTOR: 1990
                                                                         AGE: 60

                     Chairman, Department of Genetics, Harvard Medical
                     School since 1980; John Emory Andrus Professor of
                     Genetics since 1980. Senior Investigator, Howard
                     Hughes Medical Institute since 1986. Director:
                     Genome Therapeutics Corporation. Trustee: The
                     General Hospital Corporation; Massachusetts
                     General Hospital; The Charles A. Revson
                     Foundation; The Rockefeller University.

[PHOTO]                              HOWARD M. LOVE                      PRINCIPAL OCCUPATION: RETIRED CHIEF EXECUTIVE
                                                                          OFFICER, NATIONAL INTERGROUP, INC.
                                                                         FIRST BECAME DIRECTOR: 1977
                                                                         AGE: 64

                     Chief Executive Officer, National Intergroup,
                     Inc., 1981-91; Chairman, 1981-90. Honorary
                     Chairman, National Steel Corporation, formerly a subsidiary of National Intergroup, Inc., since
                     1990; Chairman and Chief Executive Officer,
                     1984-90. Director: AEA Investors; Communications
                     Satellite Corporation. Member: The Business
                     Council.

[PHOTO]                              FRANK A. METZ, JR.                  PRINCIPAL OCCUPATION: RETIRED SENIOR VICE
                                                                          PRESIDENT, FINANCE AND PLANNING, AND CHIEF
                                                                          FINANCIAL OFFICER, INTERNATIONAL BUSINESS
                                                                          MACHINES CORPORATION
                                                                         FIRST BECAME DIRECTOR: 1990
                                                                         AGE: 61

                     Senior Vice President, Finance and Planning; Chief
                     Financial Officer; and Director, International
                     Business Machines Corporation, 1986-93. Director:
                     Allegheny Power System, Inc.; Norrell Corporation.
                     Trustee and Chairman: St. Luke's Roosevelt
                     Hospital. Trustee: American Museum of Natural
                     History.

[PHOTO]                              BUCK MICKEL                         PRINCIPAL OCCUPATION: CHAIRMAN AND CHIEF
                                                                          EXECUTIVE OFFICER, R.S.I. HOLDINGS, INC.
                                                                         FIRST BECAME DIRECTOR: 1975
                                                                         AGE: 69

                     Chairman and Chief Executive Officer, R.S.I.
                     Holdings, Inc. since 1989. Director: Delta
                     Woodside Industries, Inc.; Duke Power Company;
                     Emergent Group, Inc.; Fluor Corporation; Insignia
                     Financial Group, Inc.; The Liberty Corporation;
                     NationsBank Corporation; R.S.I. Holdings, Inc.;
                     Textile Hall Corporation. Member: The Business
                     Council. Life Trustee: Clemson University;
                     Converse College.

                                    3


[PHOTO]                              JACOBUS F. M. PETERS                PRINCIPAL OCCUPATION: RETIRED CHAIRMAN OF THE
                                                                          EXECUTIVE BOARD AND CHIEF EXECUTIVE OFFICER,
                                                                          AEGON N.V.
                                                                         FIRST BECAME DIRECTOR: 1993
                                                                         AGE: 63

                     Chairman of the Executive Board and Chief
                     Executive Officer, AEGON N.V., 1984-93. Director:
                     Kleinwort Endowment Policy Trust Plc. Member of
                     Supervisory Board: AEGON N.V.; Amsterdam Company for Town Restoration Ltd.; DAF Trucks N.V.; IBM
                     International Centre for Asset Management N.V.;
                     Koninklijke Pakhoed Holding N.V.; Randstad Holding
                     N.V.; SAMAS Group N.V.; United Flower Auctions
                     Aalsmeer.

[PHOTO]                              NICHOLAS L. REDING                  PRINCIPAL OCCUPATION: VICE CHAIRMAN OF THE
                                                                          BOARD, MONSANTO COMPANY
                                                                         FIRST BECAME DIRECTOR: 1993
                                                                         AGE: 60

                     Vice Chairman of the Board, Monsanto Company since
                     1993; Advisory Director, 1986-92; Executive Vice
                     President, Environment, Safety, Health and
                     Manufacturing, 1990-93; Executive Vice President,
                     Monsanto Company, and President, Monsanto
                     Agricultural Company, 1986-90. Director: CPI
                     Corp.; Meredith Corporation; Multifoods
                     Corporation; The Keystone Center.

[PHOTO]                              JOHN S. REED                        PRINCIPAL OCCUPATION: CHAIRMAN, CITICORP AND
                                                                          CITIBANK, N.A.
                                                                         FIRST BECAME DIRECTOR: 1985
                                                                         AGE: 56

                     Chairman and Chief Executive Officer, Citicorp and
                     Citibank, N.A. since 1984. Director: Citicorp;
                     Citibank, N.A.; Philip Morris Companies, Inc.
                     Trustee: Rand Corporation. Member: The Business
                     Council; The Business Roundtable.

[PHOTO]                              WILLIAM D. RUCKELSHAUS              PRINCIPAL OCCUPATION: CHAIRMAN AND CHIEF
                                                                          EXECUTIVE OFFICER, BROWNING-FERRIS
                                                                          INDUSTRIES, INC.
                                                                         FIRST BECAME DIRECTOR: 1985
                                                                         AGE: 62

                     Chairman and Chief Executive Officer, Browning-
                     Ferris Industries, Inc. since 1988. Of Counsel,
                     Perkins Coie since 1985. Administrator,
                     Environmental Protection Agency, 1983-85.
                     Director: Browning-Ferris Industries, Inc.;
                     Cummins Engine Co., Inc.; Nordstrom, Inc.; Texas
                     Commerce Bancshares, Inc.; Weyerhaeuser Company.

[PHOTO]                              JOHN B. SLAUGHTER                   PRINCIPAL OCCUPATION: PRESIDENT, OCCIDENTAL
                                                                          COLLEGE
                                                                         FIRST BECAME DIRECTOR: 1983
                                                                         AGE: 61

                     President, Occidental College since 1988.
                     Director, National Science Foundation, 1980-82.
                     Director: Atlantic Richfield Company; Avery
                     Dennison Corporation; International Business
                     Machines Corporation; Northrop Grumman Corp.
                     Member: American Academy of Arts and Sciences;
                     National Academy of Engineering. Fellow: Institute of Electrical and Electronic Engineers.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     Information is set forth below regarding beneficial ownership of Common Stock of the Company by (i) each person who is a director and nominee; (ii) each executive officer named in the Summary Compensation Table on page 13; and (iii) all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is as of December 31, 1994.


                                                              Shares of                Shares Underlying
                                                            Common Stock              Options Exercisable
                                                           Owned Directly                  Within 60
                              Name                      or Indirectly <Fa><Fb>             Days <Fc>                 Total
                              ----                      ----------------------        -------------------            -----
             Joan T. Bok                                       2,421                             -                     2,421

             Sheldon G. Gilgore                               26,195                        178,500                  204,695

             Robert M. Heyssel                                 2,691<Fd>                         -                     2,691

             Gwendolyn S. King                                   852                             -                       852

             Philip Leder                                      1,690                             -                     1,690

             Howard M. Love                                    3,957<Fe>                         -                     3,957

             Richard J. Mahoney                              168,542<Ff>                    842,000                1,010,542

             Frank A. Metz, Jr.                                1,741                             -                     1,741

             Buck Mickel                                      20,130                             -                    20,130

             Jacobus F. M. Peters                                941                             -                       941

             Robert G. Potter                                 31,833<Fg>                    135,600                  167,433

             Nicholas L. Reding                               43,627<Fh>                    303,200                  346,827

             John S. Reed                                      6,961                             -                     6,961

             William D. Ruckelshaus                            2,622<Fi>                         -                     2,622

             Robert B. Shapiro                                58,078                        308,267                  366,345

             John B. Slaughter                                 1,872<Fj>                         -                     1,872

             24 directors and executive
              officers as a group                            463,836<Fk>                  2,528,486                2,992,322


    <Fa> Includes shares held under incentive and benefit plans: Dr.
         Gilgore, 16,000; Mr. Mahoney, 9,422; Mr. Potter, 6,074; Mr. Reding, 7,336; Mr. Shapiro, 50,547; and directors and executive officers as a group, 127,558. With respect to shares held under incentive and benefit plans, employee directors and officers have sole voting power and no current investment power.

    <Fb> Includes the following shares received on varying dates as a portion of the non-employee director annual retainer and restricted against sale as described on page 8: Mrs. Bok, 767 shares; Dr. Heyssel, 911 shares; Mrs. King, 845 shares; Dr. Leder, 649 shares; Mr. Love, 693 shares; Mr. Metz, 649 shares; Mr. Mickel, 425 shares; Mr. Peters, 941 shares; Mr. Reed, 860 shares; Mr. Ruckelshaus, 860 shares; and Dr. Slaughter, 693 shares. With respect to such shares, non-employee directors have sole voting power and no current investment power.

    <Fc> The Securities and Exchange Commission deems a person to have beneficial ownership of all shares which that person has the right to acquire within 60 days. The shares indicated represent stock options granted under incentive plans.

    <Fd> Includes 300 shares owned by Dr. Heyssel's wife.

    <Fe> Includes 1,200 shares held in trusts in which Mr. Love has an income interest as to which he expressly disclaims beneficial ownership.

    <Ff> Includes 4,000 shares owned by Mr. Mahoney's wife.

    <Fg> Includes 3,000 shares owned by Mr. Potter's wife as to which he expressly disclaims beneficial ownership and 599 shares jointly owned by Mr. Potter and his wife.

                                    5


    <Fh> Includes 1 share owned by Mr. Reding's son.

    <Fi> Includes 200 shares owned jointly by Mr. Ruckelshaus and his wife.

    <Fj> Includes 79 shares owned by Dr. Slaughter's wife as to which he expressly disclaims beneficial ownership.

    <Fk> Includes 8,802 shares as to which certain executive officers not named above have shared voting and investment power; 6,846 shares beneficially owned by trusts or by members of the households of such executive officers; and 279 shares under contract pursuant to the Company's Employee Stock Purchase Plan.

     The percentage of shares of outstanding Common Stock, including options exercisable within 60 days of December 31, 1994, beneficially owned by all directors and executive officers as a group is 2.62%. The percentage beneficially owned by any director or nominee does not exceed 1%.

                                  --------

     The following table sets forth certain information regarding the only known beneficial owner of more than 5% of the Company's
     Common Stock.


                        Name and Address                                            Amount and Nature                 Percent
                       of Beneficial Owner                                       of Beneficial Ownership              of Class
                       -------------------                                       -----------------------              --------
                     Oppenheimer Group, Inc.                                         6,652,155<Fa>                     5.72%
                     Oppenheimer Tower
                     World Financial Center
                     New York, New York 10281

    <Fa> Based on a Schedule 13G filed with the Securities and Exchange
         Commission by Oppenheimer Group, Inc., on behalf of itself and related companies and certain investment advisory clients; power to vote and dispose of all 6,652,155 shares, including 6,333,866 shares (5.45%) held by Oppenheimer Capital, is shared. Oppenheimer Group, Inc. and the related companies and investment advisory clients disclaim beneficial ownership and shared voting and dispositive power with respect to all 6,652,155 shares.

BOARD MEETINGS AND COMMITTEES; COMPENSATION OF DIRECTORS

     The Board of Directors met eight times during 1994. To assist the Board in carrying out its duties, the Board has established an Executive Committee and six functional committees with responsibilities in specific areas of Board activity. All nominees attended 75% or more of the aggregate meetings of the Board and of the Board Committees on which they served in 1994 except that, due to unavoidable circumstances, Mr. Reed attended one meeting less than 75% of such meetings. A description of each Committee and its current membership follows.

     AUDIT COMMITTEE

       Members: Mr. Mickel, Chair; Mmes. Bok and King, Dr. Heyssel, Mr.
                Ruckelshaus, and Dr. Slaughter

     The Audit Committee is composed of non-employee directors and met four times in 1994. The Committee reviews and monitors the Company's internal accounting controls, financial reports, accounting practices, and the scope and effectiveness of the audits performed by the independent auditors and internal auditors. The Committee also recommends to the full Board the appointment of the Company's principal independent auditors and approves in advance all significant audit and non-audit services provided by such auditors. The Committee discusses audit and financial reporting matters with representatives of the Company's financial management, its internal auditors, and its principal independent auditors. The internal auditors and the principal independent auditors meet with the Committee, with and without management representatives present, to discuss the results of their examinations, the adequacy of the Company's internal accounting controls, and the quality of the Company's financial reporting. The Committee encourages the internal auditors and the principal independent auditors to communicate directly with the Committee.

     CORPORATE SOCIAL RESPONSIBILITY COMMITTEE

       Members: Mrs. Bok, Chair; Mrs. King, Mr. Ruckelshaus, and Dr.
                Slaughter

     The Corporate Social Responsibility Committee met five times in 1994. The Committee reviews and monitors the Company's performance as it affects employees, communities, customers, and the environment and recommends Company policies for consideration when appropriate. The Committee also identifies and investigates emerging issues.

     EXECUTIVE COMMITTEE

       Members: Mr. Mahoney, Chair; Drs. Leder and Slaughter

     The Executive Committee has the powers of the Board in directing the management of the business and affairs of the Company in the intervals between meetings of the Board (except for certain matters reserved for the Board). The matters acted upon by the Executive Committee are typically of a routine nature; thus, the Committee meets infrequently. During 1994 all actions were taken by unanimous written consent after the Committee's review of proposals circulated to the members. Actions of the Committee are reported at the Board's next regular meeting.

     EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

       Members: Mr. Love, Chair; Dr. Heyssel, Messrs. Metz and Mickel

     The Executive Compensation and Development Committee is composed of non-employee directors and met five times in 1994. The Committee recommends to the Board amendments to the Company's management incentive plans and approval or amendment of other executive incentive plans providing for payments to participants in the form of securities. The Committee also administers and interprets the Company's management incentive plans and approves the establishment, modification, and termination of other executive compensation plans and agreements. The Committee has delegated authority to unit compensation committees composed of senior management to make grants and awards under the incentive plans and to approve and administer other compensation plans for all employees except executive officers. The Committee also reviews plans for executive succession and determines the salary plans of all executive officers of the Company.

     FINANCE COMMITTEE

       Members: Mr. Reed, Chair; Messrs. Love, Mahoney, and Metz

     The Finance Committee met one time in 1994. The Committee reviews and monitors the Company's financial planning and structure to insure compatibility with the Company's requirements for growth and sound operation. The Committee assists with the domestic financing program of the Company and also reviews the financing plans of the Company's ex-U.S. subsidiaries. The Committee makes recommendations to the Board of Directors concerning the increase or retirement of debt, issuance and repurchase of capital stock, foreign currency management, dividend policy, and commercial and investment banking relationships.

     NOMINATING COMMITTEE

       Members: Mr. Mickel, Chair; Dr. Heyssel, Messrs. Love and Metz

     The Nominating Committee is composed of non-employee directors and met twice in 1994. At its meeting in January 1995, it approved the slate of director nominees in this Proxy Statement for submission to the Board. In addition, the Committee considers candidates for the Board in case of retirements or other vacancies. The Committee also develops internal criteria for the selection of non-employee directors and criteria by which an evaluation of all directors is made. In performing its responsibilities, the Committee consults with the Chairman of the Board. This Committee will consider stockholder nominations, which should be submitted in writing by year-end to the Company's Secretary, Richard W. Duesenberg.

     PENSION AND SAVINGS FUNDS COMMITTEE

       Members: Dr. Heyssel, Chair; Dr. Leder, Messrs. Peters and
                Shapiro

     The Pension and Savings Funds Committee met four times in 1994. The Committee's specific responsibilities include approving the actuarial assumptions and annual contributions for certain pension and benefit plans (Plans), selecting trustees and investment managers for the Plans, and establishing policies for the approval of related pension trust agreements and other funding instruments. Although the professional trustees and investment managers have primary investment responsibility with respect to these funds, the Committee monitors the investment performance of the Plans and the investment managers.

     DIRECTORS' FEES AND OTHER ARRANGEMENTS

     Employee directors receive neither retainers nor fees for attendance at Board or Board Committee meetings. Non-employee directors receive an annual retainer of $30,000 plus $1,300 per Board meeting attended. In addition, non-employee chairmen of the Executive and the Nominating Committees receive $4,000 per year, and non-employee chairmen of all other Board Committees receive $5,000 per year. Each other non-employee director serving as a member of Board Committees receives $3,000 per year for each Board Committee on which such director serves. Committee members, including the chairmen, receive a fee of $1,300 per meeting attended, except that this fee is paid for attendance at only one Committee meeting on the day of a Board meeting. Each non-employee director receives $20,000 of the annual retainer in cash and the $10,000 balance in Common Stock of the Company. The shares representing the Common Stock portion of the annual retainer for a five-year period are transferred to each director at the beginning of the period. These shares are, however, subject to forfeiture to the Company unless "earned out" by the director through continued service on the Company's Board during the five years. Thus, the forfeiture condition is removed on one-fifth of the shares on the respective dates of the five Annual Meetings following transfer of the shares if the director is still serving on the Company's Board. Although the directors have voting and dividend rights, none of the shares may be sold prior to the date of the fifth such Annual Meeting so long as the director continues serving on the Company's Board. Appropriate adjustments are made for directors whose retirement will occur in less than five years.

     The Board has adopted a guideline which provides that non-employee directors should own Common Stock of the Company having a value of three times the Board annual retainer by the fifth anniversary of their election to the Board. The stock component of the Board annual retainer will allow that stock ownership target to be achieved.

     Non-employee directors do not participate in any of the Company's incentive, stock option, pension, or benefit plans. The normal retirement date for non-employee directors is the Annual Meeting following their 70th birthday. Non-employee directors who retire with five or more years of service receive an annual retirement benefit for life paid in cash and equal to the annual retainer at the time of retirement. If the director dies within fifteen years after retirement, a designated beneficiary will be entitled to receive the annual benefit for the remainder of the fifteen-year period. Reduced benefits will be paid to a director who ceases for any reason to be a director with fewer than five years of service and to a director who commences receiving benefits prior to normal retirement. The Company purchases Company-owned life insurance contracts on the lives of the non-employee directors. Thus, the cost of this retirement benefit program, including a factor for use of money, should be substantially recoverable through the proceeds of such insurance, depending on realization of the assumptions as to mortality experience, policy dividends, and other factors.

     The Company has established a Directors' Charitable Contribution Program for all non-employee directors of the Company which will be funded through the purchase of life insurance policies on each of the directors. Upon the death of a director with five or more years of service, the Company will contribute a total of $1,000,000 to one or more qualifying charitable institutions recommended by the director. A reduced contribution will be made upon the death of a director with fewer years of service. Directors derive no direct financial benefit from this program since all charitable deductions accrue to the Company.

     The Company has a consulting agreement with Dr. Philip Leder, a director of the Company, who provides consulting services and the benefit of his considerable professional skills, knowledge, experience, and judgment in areas of interest to the Company, particularly in the field of biological sciences. In 1994 Dr. Leder received $122,000 under this contract.

                                  --------

     There were no reportable business relationships or transactions with any director or executive officer. Consistent with applicable regulations, no information has been solicited or provided regarding transactions between the Company and any individual for the period during which the individual did not serve as a director or executive officer.

EXECUTIVE COMPENSATION

     REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

     Policies and Objectives

     As explained at page 7 above, the Executive Compensation and Development Committee of the Board of Directors sets pay for executive officers, administers the Company's incentive plans, and makes awards to executive officers under these incentive plans. The purpose of these plans and the objectives of the Committee are to:

     * pay for performance, motivating both long- and short-term performance on behalf of the stockholders;

     * provide a total compensation program which is competitive with those of companies with which Monsanto competes for top management talent;

     * place greater emphasis on variable incentive compensation versus fixed or base pay, particularly for the senior executives;

     * reward business unit executives primarily for the performance of their units, while including a component which recognizes corporate performance as well; and

     * most importantly, join stockholder and management interests.

     In order to further these objectives, the compensation programs for all Monsanto executives include three components: (1) base pay, (2) an annual incentive program, and (3) a long-term incentive program. Salaries and target annual incentives for the executives named in the Summary Compensation Table on page 13 are at about the median level for competitive companies, while target long-term incentive compensation is above median levels. Median levels are derived from compensation surveys provided by independent consultants covering several hundred chemical, pharmaceutical, food, and other manufacturing companies (adjusted for company size differentials). For several years, it has been the Committee's policy to increase the pay-at-risk component of compensation. The portion of total executive compensation represented by annual and long-term incentives that relate directly to performance has grown significantly for the named executives. Currently, 19% (approximately 2,700) of Monsanto's management and professional employees participate in the annual incentive plans described below, and 8% (approximately 1,200) participate in the stock option plans.

     A leading compensation consulting firm, engaged to review the Company's compensation programs, provided its independent assessment to the Committee. The consulting firm supported the Committee's current policies, objectives, and incentive programs.

     Current Incentive Programs

     Annual Incentive Program. The annual incentive program adopted for the years 1994-1996 provides for cash awards to be determined shortly after the year being measured. The awards vary significantly from year to year. The amount of the award, if any, is a function of the achievement of goals set at the beginning of the year for the corporation (for corporate executives) and for the respective business units (for unit executives), the individual's level of responsibility, and the individual's personal performance.

     For corporate executives, including the Chief Executive Officer, the principal goal is set in terms of net income, with its critical importance to cash flow and return on equity. A target award is set based on the net income goal; the actual award is increased or decreased based on actual net income, subject to discretionary adjustment for non-recurring events. The Committee may also increase or decrease the award in its discretion based on downward or upward deviations from a secondary goal set in terms of year-end capital employed. "Capital employed" consists of stockholders' equity and debt and is measured by the relevant cost of capital. The Committee may also adjust the award in its discretion based on four factors which do not have pre-set numerical scales: performance compared to competitors (measured by such criteria as total stockholder return, earnings per share, and return on equity), the impact of the general economy, the balance achieved between long- and short-term objectives, and the motivational impact of the award. A comparable procedure based on unit net income and allocated capital employed is used for awards to business unit executives.

     The major portion of the annual awards for 1994 and 1995 will be payable in cash shortly after the year being measured, but, to encourage sustained performance, a percentage of the awards will be withheld (15% for 1994 and 30% for 1995) and remain at risk for up to two years. Amounts withheld in 1994 and 1995, together with 30% of the award for 1996, may be adjusted upward or downward by pre-established percentages depending on sustained performance over consecutive years. Total amounts at risk are scheduled to be paid, as adjusted, no later than March 1997.

     For each year of the 1994-1996 cycle in which the Company achieves 20% or better return on equity, funding for annual incentive awards will be increased by an amount equal to 40% of the target awards described above. Awards attributable to this additional funding will generally be payable as part of the annual incentive program. No portion of the awards attributable to this additional funding will be withheld.

     Long-term Compensation. For the Chief Executive Officer and the other corporate executives, long-term compensation consists of non-qualified stock options, generally granted at three-year intervals. Business unit executives normally receive stock options annually. The current practice is to link all of these options to a specific performance goal. Options granted in 1994, along with an accelerated grant of options in 1993, were linked to the Company's 20% return on equity goal. Because the Company achieved its 20% return on equity goal for 1994, these options became exercisable in February 1995 (provided they had been held for one year). Grants of options by the Committee in 1995 become exercisable upon achievement of 20% return on equity a second time.

     Business unit executives also participate in cash-based long-term incentive programs focused on sustained performance against targets for their units over the 1994-1996 cycle. For the Agricultural and Chemical groups and NutraSweet, performance is measured annually, primarily by the net income of the unit, but also based on the other criteria used by the Committee in determining annual incentive awards. Amounts provisionally determined remain at risk until 1997 and may be adjusted for sustained performance in the same manner as the annual incentive amounts withheld. Awards are paid at the end of the three-year period. The Searle long-term plan uses annual grants of options on "phantom" shares of Searle which are valued annually.

     The Committee also makes infrequent grants of restricted stock to individual executives to motivate achievement of particular business objectives or to retain those individuals. None were made to the named executives in 1994.

     1994 Compensation

     The Committee increased Mr. Mahoney's salary in April 1994 to an annual rate of $950,000. The increase was based upon the Company's progress since the last increase effective January 1, 1993, the interval between increases, and the substantial gains by the Company and its stockholders during Mr. Mahoney's tenure as Chief Executive Officer. Also considered were base salary increases to chief executive officers at comparable corporations.

     The Committee approved an annual incentive award of $1,680,000 for Mr. Mahoney for 1994. This award includes $280,000 in recognition of the Company's achievement of its 20% return on equity goal which, as noted above, increased funding for annual awards. In accordance with the annual incentive program, the Committee withheld from his total award $210,000 which will remain at risk until the year following Mr. Mahoney's retirement. This award is higher than the target award for 1994 because the Company's 1994 net income was substantially in excess of the net income goal set by the Committee. Each of the Company's four operating units substantially exceeded its net income goal. The Agricultural Group successfully launched new herbicides, achieved another year of record Roundup(R) herbicide growth, and began commercialization of its biotechnology research. Chemicals had significant sales volume increases across all major product lines, NutraSweet significantly reduced costs, and Searle increased new product sales. In making the award, the Committee also considered capital employed, performance against competitors, and the fact that earnings per share and return on equity were the highest in the Company's history as a public company.

     The awards to the other two named corporate executives were also above target, based on this strong net income performance as well as achievement of the 20% return on equity goal. For the business unit executives, Dr. Gilgore's award recognizes that sales for Searle reached an all-time high, operating earnings exceeded target, and both net income and capital employed were significantly better than target. Mr. Potter's award reflects net income substantially above target, redesign savings, substantial cost reductions, and capital employed better than targeted for The Chemical Group.

     All grants of options in 1994 were consistent with a grade level schedule based on job responsibilities. The Committee had previously approved this schedule after considering data from competitive companies and its policy of targeting long-term incentive compensation at above median levels. The Committee's grants of options to Mr. Mahoney and the other corporate executives were for a three-year period while business unit executives received annual grants. However, all of the 1994 grants were adjusted downward or omitted to reflect the number of options in the accelerated grant in 1993 (except for the grant to Mr. Mahoney who received no options in 1993). Both the 1994 and the accelerated 1993 grants were contingent on achieving 20% return on equity.

     The Committee also awarded Dr. Gilgore units in the Searle long-term incentive plan described on page 16. The number of units was 50% greater than normally called for by the grant schedule based on job responsibilities because the regular annual grants were delayed in order to align their timing with the Company's grant schedule for other long-term plans.

     Deductibility of Compensation

     The Committee is complying with the requirements of Section 162(m) of the Internal Revenue Code with respect to options and annual and long-term incentive programs in order to avoid losing the deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named in the Summary Compensation Table.

     Management Stock Ownership Guidelines

     The Committee and management also believe that an important adjunct to an incentive program is significant stock ownership by the senior executives as demonstrated by Mr. Mahoney's stock ownership as shown on page 5. Accordingly, the Committee has implemented stock ownership guidelines for approximately 100 executives. Unexercised stock options and shares held in the Company's benefit plans are not counted in satisfying the guidelines. The Board has adopted a stock ownership guideline for non-employee members of the Board of Directors, which is described on page 9.

     EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

     Howard M. Love, Chairman
     Robert M. Heyssel
     Frank A. Metz, Jr.
     Buck Mickel

     SUMMARY COMPENSATION TABLE

                                                                                   Long Term Compensation
                                                                       ----------------------------------------------
                              Annual Compensation                                  Awards                  Payouts
         -----------------------------------------------------------------------------------------------------------------------
                  (a)          (b)      (c)        (d)         (e)        (f)             (g)               (h)          (i)
                                                               Other                   Securities
                                                              Annual    Restricted       Under-                        All Other
                Name and                                      Compen-      Stock          lying             LTIP        Compen-
               Principal                                      sation      Awards         Options           Payouts       sation
              Position<F1>     Year  Salary ($) Bonus ($)<F2> ($)<F3>     ($)<F4>        (#)<F5>           ($)<F5>       ($)<F6>
              ------------     ----  ---------- ------------- -------   ----------     ----------          -------     ---------
         R. J. Mahoney          1994    933,333  1,470,000     -0-          -0-          275,000             -0-        103,887
         Chairman and CEO       1993    900,000  1,188,000     -0-          -0-            -0-               -0-        119,629
         and Director           1992    845,000    500,000    5,698         -0-            -0-               -0-        121,510

         S. G. Gilgore          1994    716,667  1,035,350   14,850<F7>     -0-           16,500             -0-         96,988
         Chairman and CEO,      1993    695,000    550,000  137,392        511,880        66,000             -0-         92,817
         G. D. Searle & Co.     1992    663,333    250,000     -0-          -0-            -0-               -0-         96,504

         R. G. Potter           1994    456,667    645,720     -0-          -0-            -0-             785,000       52,778
         Executive Vice Presi-  1993    440,833    550,000     -0-          -0-           43,200             -0-         52,943
         dent; President, The   1992    420,000    111,300     -0-          -0-           10,800             -0-         53,804
         Chemical Group

         N. L. Reding           1994    504,583    741,825     -0-          -0-           93,333             -0-         56,421
         Vice Chairman of the   1993    485,833    600,000     -0-          -0-           56,667             -0-         63,287
         Board and Director     1992    440,000    235,000    1,136         -0-            -0-               -0-         63,785

         R. B. Shapiro          1994    567,500    893,905     -0-          -0-          123,333           560,000       42,956
         President and COO      1993    536,667    750,000     -0-       2,621,900       123,334             -0-         44,514
         and Director           1992    426,250    340,000     -0-          -0-           10,800           161,670       56,478


    <F1> Positions shown are as of December 31, 1994. Mr. Mahoney will retire effective March 31, 1995. Effective April 1, 1995, Mr. Shapiro has been elected Chairman of the Board, President, and CEO. Effective April 26, 1995, Dr. Gilgore will retire as Chairman and CEO of Searle.

    <F2> Because the Securities and Exchange Commission (SEC) requires awards that are determined by performance over a period longer than one year to be reported as long-term incentive compensation, the amounts at risk pursuant to the annual incentive program appear in the footnotes to the long-term incentive plan table on pages 15 and 16 rather than in the Bonus column above.

    <F3> Applicable regulations set reporting levels for certain non-
         cash compensation.

    <F4> The values shown are as of the grant date. Dividends are paid or accrued on restricted stock awards at the same rate as paid to all stockholders.

         * Dr. Gilgore held a total of 16,000 restricted shares having a value on December 31, 1994, of $1,117,008. Of these, 10,000 shares having a value at grant of $511,880, were awarded to Dr. Gilgore on February 26, 1993. Under the terms of this award, the shares and dividends thereon were scheduled to vest in February 1996 if certain unit performance goals, which are confidential for competitive reasons, were achieved. Because of Dr. Gilgore's announced retirement, the Executive Compensation and Development Committee will consider pro rata vesting, based on the number of months served by Dr. Gilgore during the period covered by this award and the degree to which unit performance goals are achieved. The other 6,000 shares are the remaining restricted shares from an award of 15,000 shares made to Dr. Gilgore on March 1, 1991. Under the terms of this 1991 award, restrictions lapse on one-fifth of the shares on the first through the fifth anniversary dates of award, and dividends are paid currently. Upon Dr. Gilgore's announced retirement, the last fifth of these shares will be forfeited.

         * On January 22, 1993, Mr. Shapiro received a grant of 50,000 restricted shares having a value at grant of $2,621,900 and a value on December 31, 1994, of $3,490,650. Release of these shares is contingent upon achievement of 20% return on equity (ROE) in the years 1994-1997. The first
                                    13

             12,500 of these shares and the related dividends vested in February 1995 because the Company achieved this ROE goal for 1994. An additional one-fourth of the restricted shares vest each year through 1997 in which the Company consecutively achieves its 20% ROE goal. Failure to achieve 20% ROE in any given year results in forfeiture of 12,500 shares then and of 6,500 shares in the subsequent year in which 20% ROE is achieved. Any shares that fail to vest within five years from the date of the grant are forfeited along with any related dividends.

         * On December 31, 1994, no restricted shares were held by Mr. Mahoney, Mr. Potter, or Mr. Reding.

    <F5> These columns reflect grants and payouts made under various option programs and long-term incentive plans (LTIPs), respectively. Amounts shown in column (h) for 1994 reflect awards for performance during the 1991-1993 period.

    <F6> Amounts shown for 1994 include contributions to thrift/savings plans as follows: Mr. Mahoney, $38,281; Dr. Gilgore, $40,200; Mr. Potter, $19,180; Mr. Reding, $21,533; and Mr. Shapiro, $23,090; split dollar life insurance premiums paid as follows:
         Mr. Mahoney, $65,406; Dr. Gilgore, $45,202; Mr. Potter, $33,598; Mr. Reding, $34,537; and Mr. Shapiro, $19,866; costs for supplemental medical plans as follows: Mr. Mahoney, $200; Dr. Gilgore, $6,611; and Mr. Reding, $351; and costs for executive disability and executive travel accident plans, respectively, as follows: Dr. Gilgore, $4,868 and $107.

    <F7> Amount for 1994 represents reimbursement of certain tax expenses. The bulk of the amount for 1993 was for a one-time club initiation fee.


     OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             Potential Realizable Value
                                                                                              at Assumed Annual Rates
                                                                                            of Stock Price Appreciation
                                     Individual Grants                                           for Option Term<F1>
         ------------------------------------------------------------------------  ----------------------------------------------
                   (a)              (b)           (c)          (d)        (e)                      (f )               (g)
                                 Number of     % of Total
                                Securities      Options      Exercise
                                Underlying     Granted to    or Base
                                  Options     Employees in    Price    Expiration
               Name/Group    Granted (#)<F2>   Fiscal Year   ($/Share)     Date      0% ($)        5% ($)            10% ($)
               ----------    ---------------  ------------   --------- ----------    ------        ------            -------
         R. J. Mahoney            275,000        10.8%        77.750  02/24/04<F3>   -0-        7,269,625<F3>     16,463,563<F3>

         S. G. Gilgore             16,500         0.6%        77.750  02/24/04<F3>   -0-          436,178<F3>        987,814<F3>

         R. G. Potter               -0-           -0-%         N/A*       N/A        -0-           N/A                N/A

         N. L. Reding              93,333         3.7%        77.750    02/24/04     -0-        4,571,684         11,538,059

         R. B. Shapiro            123,333         4.8%        77.750    02/24/04     -0-        6,041,159         15,246,734
     ----------
         All Stockholders<F4>       N/A           N/A          N/A        N/A        -0-    5,809,075,032     14,660,998,891

         All Optionees
          (approx. 1,200)       2,544,994         100%        77.750      <F5>       -0-      124,660,169        314,618,521

         Optionees' Gain as
          % of All Stock-
          holders' Gain             N/A           N/A          N/A        N/A        -0-              2.1%               2.1%


    *Not applicable

    <F1> The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown factors.

    <F2> Exercisability of these options was conditioned upon
         attainment of the Company's goal of 20% ROE, which was achieved for 1994.

                                    14


    <F3> While the option term is normally 10 years, for these individuals the options expire in the year 2000 as a result of their retirement in 1995, and the possible future appreciation has been calculated to reflect this shorter period.

    <F4> Gain for all stockholders was determined based on the approximate number of shares outstanding as of February 25, 1994, the date when substantially all of the options were granted, at a price per share of $77.750.

    <F5> Options expire on the tenth anniversary of the grant date.


     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                 (a)                  (b)             (c)                (d)                      (e)
                           ---------------       ------------    ------------      ---------------        -------------------
                                                                                      Number of
                                                                                     Securities                Value of
                                                                                     Underlying               Unexercised
                                                                                     Unexercised             In-the-Money
                                                                                     Options at               Options at
                                                                                   FY-End (#)<F1>            FY-End ($)<F1>
                                                     Shares
                                                  Acquired on        Value          Exercisable/             Exercisable/
                                Name             Exercise (#)    Realized ($)       Unexercisable            Unexercisable
                                ----             ------------    ------------       -------------            -------------
                    R. J. Mahoney                    71,618      4,189,589<F2>     567,000/275,000          10,297,442/-0-

                    S. G. Gilgore                     -0-             -0-          110,000/75,500         2,168,950/1,066,507

                    R. G. Potter                      -0-             -0-           96,000/43,200          2,442,249/747,227

                    N. L. Reding                     10,000        573,440<F2>     163,200/140,000         1,888,433/869,173

                    R. B. Shapiro                     -0-             -0-          119,667/208,600        2,397,278/1,513,225


    <F1> Unexercised options shown in columns (d) and (e) reflect grants received over an extended period of time.

    <F2> Substantially all of the amounts in column (c) reflect the value of shares received on the exercises of portions of the options granted in 1984 and 1985 and expiring in 1994 and 1995 and the increase in value of Monsanto stock from $23.16 and $22.812, respectively, at the time of the grants. Messrs. Mahoney and Reding continue to hold all of the shares received from these option exercises.

     LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                 Estimated future payouts under non-stock
                                                                                             price-based plans
                                                                           ----------------------------------------------------
                                              Number of       Performance
                                               shares,         or other
                                              units or       period until
                                            other rights      maturation   Threshold              Target                Maximum
                        Name                    (#)            or payout                            ($)
                        (a)                     (b)               (c)         (d)                   (e)                   (f)
                  -------------           ----------------   ------------  ---------    --------------------------      -------
                  R. J. Mahoney                N/A<F1>          2 years     210,000             294,000                 294,000
                  S. G. Gilgore           75,000 "options"       Up to        N/A                   -0-  (0%)          N/A
                                            for units<F2>       6 years                         637,500  (5%)
                                                                                              1,443,750 (10%)
                                               N/A<F1>          2 years     152,250             197,925                 197,925
                  R. G. Potter                 N/A<F3>          3 years     676,495           1,098,331               1,098,331
                  N. L. Reding                 N/A<F1>          3 years      63,585             222,548                 222,548
                  R. B. Shapiro                N/A<F1>          3 years      76,617             268,160                 268,160

    <F1> Fifteen percent of the cash annual incentive awards made to
         Mr. Reding and Mr. Shapiro for the performance year 1994 under the annual incentive program for executive officers ($105,975 and $127,695, respectively) has been withheld and remains at risk for an additional two years. The amount withheld may be increased to reward sustained performance by a performance adjustment of 40% following the end of the 1995 performance year and the amount (including any adjustments) increased by 50% or decreased by 40% following the end of the 1996 performance
                                    15

         year. Whether the amount withheld is increased or decreased depends on performance in terms of net income and capital employed objectives in the 1994, 1995, and 1996 performance years. To achieve both target and maximum payout amounts shown above, performance targets must be met or exceeded in both 1995 and 1996. Threshold payment in the table above assumes failure to meet performance targets in 1995 and 1996. Payment of any award is subject to final review by the Executive Compensation and Development Committee (ECDC) and, if approved, will be made in March 1997.

         Fifteen percent has also been withheld from Mr. Mahoney's and Dr. Gilgore's awards ($210,000 and $152,250, respectively). Because of their retirement, the amounts withheld may be adjusted only for 1995's performance. The adjustment factor is 40% for Mr. Mahoney and 30% for Dr. Gilgore. Any payment will be in March 1996.

    <F2> Dr. Gilgore's "options" were awarded under the Searle Phantom
         Stock Option Plan of 1986, pursuant to which participants may receive the appreciation in the value of a hypothetical share of Searle stock in cash. Such "shares" represent units of valuation created solely for purposes of measuring the increase, if any, in the value of Searle. The current value for each unit held by Dr. Gilgore is established annually by the ECDC, using such factors and methods as it deems appropriate. Analyses by independent investment bankers have been used in establishing this value. Options to receive the appreciation on the value of these units were granted for a ten-year period and became exercisable upon Searle's achievement of its annual net income target for 1994. Such options are of indeterminate value. The target values shown are representative amounts based on the value of the units on the grant date and assuming annual rates of appreciation of 0%, 5%, and 10% until the year 2000, when these options expire as a result of Dr. Gilgore's retirement.

    <F3> Fifteen percent of the cash annual incentive award to Mr.
         Potter for the performance year 1994 under the annual incentive program for executive officers ($92,580) has been withheld and remains at risk for an additional two years. In addition, the ECDC has provisionally awarded $685,000 to Mr. Potter under the 1994-1996 long-term incentive program in recognition of his performance in 1994. Sustained performance adjustments of 13% and 25% may be applied to the cumulative balances at the end of the second and third performance years, respectively, depending on actual performance, as described in footnote (1) above. Payment of the adjusted cumulative balances for both the annual and long-term programs is subject to the ECDC's final review and, if approved, will be in March 1997.


     PENSION PLANS

     The following table illustrates the annual normal retirement benefits payable under the Company's defined benefit pension plans applicable to Messrs. Mahoney, Potter, Reding, and Shapiro. The benefit levels in the table assume retirement at age 65 and payment in the form of a single life annuity.

         Remuneration                                               Years of Service
         ------------   --------------------------------------------------------------------------------------------------------
                           5            10           15            20          25           30             35            40

         $  600,000     $ 42,000     $ 84,000     $128,118      $173,118     $218,118     $263,118     $  308,118     $  353,118
            800,000       56,000      113,118      173,118       233,118      293,118      353,118        413,118        473,118
          1,000,000       70,000      143,118      218,118       293,118      368,118      443,118        518,118        593,118
          1,200,000       84,000      173,118      263,118       353,118      443,118      533,118        623,118        713,118
          1,400,000       98,118      203,118      308,118       413,118      518,118      623,118        728,118        833,118
          1,600,000      113,118      233,118      353,118       473,118      593,118      713,118        833,118        953,118
          1,800,000      128,118      263,118      398,118       533,118      668,118      803,118        938,118      1,073,118
          2,000,000      143,118      293,118      443,118       593,118      743,118      893,118      1,043,118      1,193,118
          2,200,000      158,118      323,118      488,118       653,118      818,118      983,118      1,148,118      1,313,118


     Generally, compensation utilized for pension formula purposes includes salary and annual bonus reported in columns (c) and (d) of the Summary Compensation Table, plus the amount withheld from the annual bonus as described on page 11. However, the portion of the annual bonus attributable to achievement of 20% ROE is not included in the pension formula.

     The annual normal retirement benefits payable under the pension plans to the executive officers employed by the Company who are named in the Summary Compensation Table are the greater of 1.4% of average final compensation multiplied by years of service, without reduction for Social Security or other offset amounts, or 1.5% of average final compensation multiplied by years of service, less a 50% Social Security offset. Average final compensation for purposes of these plans is the greater of (a) average compensation received during the final 36 months of employment or (b) average compensation received during the highest three of the final five calendar years of employment.

     Average final compensation under the pension formula and the respective years of service at Monsanto as of December 31, 1994, for the employees named in the Summary Compensation Table are as follows: Mr. Mahoney, $1,697,111 (32.5 years); Mr. Potter, $749,345 (29.1 years); Mr. Reding, $858,319 (39.3 years); and Mr.
     Shapiro, $1,049,696 (4.6 years). Mr. Shapiro also accrues a benefit under the NutraSweet defined benefit pension plan described below which will be based on his years of service at NutraSweet and his average final compensation at the Company.

     The following table illustrates the annual normal retirement benefits payable under the Searle and NutraSweet defined benefit pension plans applicable to Dr. Gilgore and Mr. Shapiro. The benefit levels in the table assume retirement at age 65 and payment in the form of a single life annuity.


         Remuneration                                                 Years of Service
         ------------       -------------------------------------------------------------------------------------------------
                                5             10             15             20              25             30             35

         $  600,000         $ 52,741       $105,483       $158,224       $210,966        $263,707       $316,449     $316,449
            800,000           70,741        141,483        212,224        282,966         353,707        424,449      424,449
          1,000,000           88,741        177,483        266,224        354,966         443,707        532,449      532,449
          1,200,000          106,741        213,483        320,224        426,966         533,707        640,449      640,449
          1,400,000          124,741        249,483        374,224        498,966         623,707        748,449      748,449

     The annual normal retirement benefits payable to Dr. Gilgore and Mr. Shapiro under the Searle and NutraSweet pension plans are (i) 1.8% of average final compensation (the average compensation for the highest consecutive 60 of the last 120 months of employment preceding retirement) multiplied by years of service (up to a maximum of 30 years) less (ii) 1.67% of estimated annual Social Security benefits at age 65 multiplied by years of service (up to a maximum of 30 years). Generally, compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table, plus the amount withheld from the annual bonus as described on page 11. However, the portion of the annual bonus attributable to achievement of 20% ROE is not included in the pension formula.

     Average final compensation under the pension formula and years of service at Searle or NutraSweet as of December 31, 1994, for Dr. Gilgore and Mr. Shapiro are as follows: Dr. Gilgore, $1,028,460 (9.0 years) and Mr. Shapiro, $848,154 (11.5 years).

     Mr. Shapiro will be provided supplemental retirement benefits which recognize his experience prior to employment by the Company. Subject to certain service requirements, the Company will provide Mr. Shapiro with supplemental retirement benefits equal to 12% of average final compensation. The supplemental retirement benefits become vested in the event of a change of control of the Company. Supplemental retirement benefits will also be provided to Dr. Gilgore to recognize his experience prior to employment with Searle. Under his agreement with Searle, Dr. Gilgore is to be paid a supplemental amount so that his total retirement income from his prior employer and Searle will be comparable to the benefit he would have received under the terms of the Searle pension plans if his total service at retirement had been with Searle. The estimated annual supplemental benefits payable upon retirement at normal retirement age to Mr. Shapiro are $173,020. The annual estimated supplemental benefits payable to Dr. Gilgore upon his retirement are $239,748.

     CERTAIN AGREEMENTS

     The Board has authorized agreements with the executive officers employed by the Company who are named in the Summary Compensation Table regarding a change of control of the Company. Under these agreements, the Company will make an additional cash payment if, within three years following a change in control of the Company (as defined in those agreements), the individual's employment is terminated (other than for cause) or the individual resigns for good reason such as a change in responsibilities, compensation, or conditions of continued employment. Each of these individuals will receive an amount up to two times annual base pay and, subject to certain adjustments, two times his or her target annual bonus. A similar agreement has been authorized by the Searle Board for Dr. Gilgore. The Company's Board has also authorized a supplemental agreement to provide supplemental retirement benefits to be applicable under the same change of control conditions to Mr. Shapiro, who is not yet eligible for unreduced early retirement benefits. These supplemental benefits will equal the difference between what he would have received under the Company's pension plans at the time of termination or resignation (without reduction for early commencement of benefits) less actual payments received under these plans. A cash medical allowance of $15,000 for payment of medical insurance premiums will also be provided if he does not qualify for retiree medical coverage.

     All benefits under these change of control agreements and supplemental agreements will be reduced as necessary to be exempt from the excise tax and the non-deductibility provision imposed by the Internal Revenue Code on certain change of control payments except in those cases in which, notwithstanding the Code, such reduction would be disadvantageous to the individual.

     STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total stockholder return
     (assuming reinvestment of dividends) with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Chemical Index, both of which include the Company.

                                    TOTAL RETURN TO STOCKHOLDERS


Measurement Period               Monsanto Company             S&P 500            S&P Chemical Index
- ------------------               ----------------             -------            ------------------
(Fiscal Year Covered)
- ---------------------
Measurement Pt - 12/31/89        $100.0                       $100.0             $100.0
FYE 12/31/90                       86.9                         96.9               84.9
FYE 12/31/91                      126.0                        126.3              110.8
FYE 12/31/92                      111.0                        135.9              121.4
FYE 12/31/93                      146.9                        149.5              135.8
FYE 12/31/94                      144.5                        151.5              157.3

RATIFICATION OF INDEPENDENT AUDITORS (PROXY ITEM NO. 2)

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the principal independent auditors to examine the consolidated financial statements of the Company and its subsidiaries for the year 1995. Deloitte has acted in this capacity since 1932, is knowledgeable about the Company's operations and accounting practices, and is well qualified to act in the capacity of auditor.

     Although this appointment is not required to be submitted to a vote of the stockholders, the Board continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of Deloitte as principal independent auditors. If the stockholders should not ratify, the Audit
     Committee will investigate the reasons for stockholder rejection and the Board will reconsider the appointment.

     A formal statement by representatives of Deloitte is not planned for the Annual Meeting. However, as in past years, they are expected to be present at the meeting and available to respond to appropriate questions.

                                  --------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS PRINCIPAL INDEPENDENT AUDITORS FOR THE YEAR 1995.

     The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting is required for ratification of this appointment.

GENERAL INFORMATION

     For inclusion in the Company's Proxy Statement and form of proxy, any proposals of stockholders intended to be presented at the 1996 Annual Meeting must be received by the Company no later than November 17, 1995.

     To nominate one or more directors and/or propose proper business from the floor for consideration at the 1996 Annual Meeting, other than by inclusion in the Proxy Statement and form of proxy pursuant to the preceding paragraph, stockholders must provide written notice. Such notice should be addressed to the Secretary and be received at the Company's World Headquarters not earlier than January 29, 1996, and not later than February 28, 1996. The Company's By-Laws set out specific requirements which such written notices must satisfy. Copies of those requirements will be forwarded to any stockholder upon written request.

     The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unwilling or unable to serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board of Directors may recommend, unless, prior to the meeting, the Board has eliminated that directorship by reducing the size of the Board. The Board is not aware that any nominee herein will be unwilling or unable to serve as a director.

     A stockholder who wishes to give a proxy to someone other than the Board's proxy committee may strike out the names appearing on the enclosed form of proxy, write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

     The Company will bear the expense of preparing, printing, and mailing this proxy material, as well as the cost of any required solicitation. The Company has engaged Georgeson & Co., a proxy solicitation firm, to assist by mail or telephone, in person, or otherwise in the solicitation of proxies. Georgeson's fee is expected to be approximately $15,000 plus expenses. A few regular employees may also participate in the solicitation, without additional compensation. In addition, the Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company's stock and obtaining their proxies.

     You are urged to mark, sign, date, and return your proxy promptly. You may revoke your proxy at any time before it is voted; and if you attend the meeting, as we hope you will, you may vote your shares in person.

                                    RICHARD W. DUESENBERG
                                    Secretary

     March 16, 1995

                                               NOTICE OF ANNUAL MEETING

                                                        OF STOCKHOLDERS

                                                    AND PROXY STATEMENT








                                                               MONSANTO

MONSANTO

PLACE: World Headquarters
       800 N. Lindbergh Blvd.
       St. Louis County, Mo.

                             Common Stock
                                 PROXY
                                Annual
                                Meeting
                               1:30 P.M.
                            April 28, 1995

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Robert B. Shapiro, Nicholas L. Reding, and Richard W. Duesenberg, and each of them, with full power of substitution, proxies to vote all shares of Common Stock of Monsanto Company which the undersigned is entitled to vote at the 1995 Annual Meeting of Stockholders, and any adjournments thereof, as specified upon the matters indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN U.S.A.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.


                                                                   PLEASE
- -----------, 1995 ------------------------------------------------- SIGN
   Date Please sign your name or names exactly as printed hereon. When shares are held by joint tenants, both should sign. Trustees and other fiduciaries should so indicate when signing.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

1. Election of Directors   / / FOR all nominees listed   / / WITHHOLD AUTHORITY
                               below (except as written      to vote for all
                               to the contrary below)        nominees listed
                                                             below

   R. J. Mahoney, R. B. Shapiro, J. T. Bok, R. M. Heyssel, G. S. King,
   P. Leder, H. M. Love, F. A. Metz, Jr., B. Mickel, J. F. M. Peters,
   N. L. Reding, J. S. Reed, W. D. Ruckelshaus, and J. B. Slaughter.

   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in this space.)

2. Ratification of Deloitte & Touche LLP as principal independent
   auditors for 1995.                 / / FOR / / AGAINST / / ABSTAIN

                     PLEASE SIGN ON REVERSE SIDE.

TO PARTICIPANTS IN: SAVINGS AND INVESTMENT PLAN (SIP) AND
                    PAYROLL RELATED EMPLOYEE STOCK OWNERSHIP PLAN

Participants may instruct the Trustee as to the manner in which Monsanto stock held for their accounts and entitled to vote shall be voted at Stockholders' meetings. The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement for Monsanto Company's 1995 Annual Meeting are being provided to you by the Trustee. If you desire to instruct the Trustee in the voting of your plan shares, you should fill in the reverse side of this voting form, date, sign, and return this form in the enclosed envelope. No postage is required if mailed in the U.S.A. The shares will be voted at the Annual Meeting to be held at the Company's World Headquarters, 800 North Lindbergh Blvd., St. Louis County, Missouri, on April 28, 1995, at 1:30 p.m., or at any adjournment thereof.

THE TRUSTEE MUST RECEIVE THIS FORM ON OR PRIOR TO APRIL 24, 1995. THE TRUSTEE WILL VOTE YOUR SHARES AS YOU DIRECT ONLY IF THE SIGNED FORM IS RECEIVED ON OR PRIOR TO APRIL 24, 1995, AND YOU HAVE SPECIFIED YOUR DIRECTIONS HEREIN. OTHERWISE, THE TRUSTEE WILL VOTE YOUR SIP SHARES IN PROPORTION TO THE VOTES OF THE OTHER SIP PARTICIPANTS.

MONSANTO
                             ---------, 1995 --------------------------
                              Date                  Signature

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 AND TO "GRANT AUTHORITY" FOR ITEM 3.

 1. Election of Directors  / / FOR all nominees listed   / / WITHHOLD AUTHORITY
                               below (except as written      to vote for all
                               to the contrary below)        nominees listed
                                                             below

    R. J. Mahoney, R. B. Shapiro, J. T. Bok, R. M. Heyssel, G. S. King,
    P. Leder, H. M. Love, F. A. Metz, Jr., B. Mickel, J. F. M. Peters,
    N. L. Reding, J. S. Reed, W. D. Ruckelshaus, and J. B. Slaughter.

    (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in this space.)


 2. Ratification of Deloitte & Touche LLP as principal independent
    auditors for 1995.              / / FOR / / AGAINST / / ABSTAIN

- -------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO "GRANT AUTHORITY" FOR ITEM 3.

 3. In the Trustee's discretion, upon such other matters as may properly come before the meeting.

               / / GRANT AUTHORITY     / / WITHHOLD AUTHORITY

THE PROXY FOR WHICH YOUR INSTRUCTIONS ARE REQUESTED IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

                    (Please sign on reverse side.)

                                APPENDIX

     1. The legend appearing at the top of the Notice of Annual Meeting of Stockholders in the EDGAR filing appears in the printed document vertically in red along the left side of the Notice. The printed documents containing this legend will be distributed only to participants in Monsanto's stock option plans and Employee Stock Purchase Plan. The legend will not appear on documents delivered to other stockholders.

     2. On printed pages 2 through 4 of the proxy statement, the blank spaces to the left of each director's biography designated by the word "[PHOTO]", contain a 1-1/8 by 1-5/16 inch black and white photograph of the respective director.

     3. The bullets on printed pages 10, 13 and 14 are represented by asterisks in the EDGAR document.

     4. On printed page 12, the trademark is designated by the superscript letter "R" in a circle.

     5. The Stock Price Performance Graph on printed page 18 of the proxy statement is being transmitted in a format which can be processed by EDGAR. As instructed, a paper copy of the proxy statement containing this graph is being mailed to William L. Tolbert, Jr., Branch Chief.

     6. On printed page 19 of the proxy statement, "The Board of Directors recommends a vote "FOR" the ratification of the appointment of Deloitte as principal independent auditors for the year 1995."
          is in bold-face type.

     7. On the back of the proxy card, "The Board of Directors recommends a vote "FOR" items 1 and 2." is in bold-face type.

     8. On the back of the voting instruction card, "The Board of Directors recommends a vote "FOR" items 1 and 2 and to "GRANT AUTHORITY" for item 3." and "The Board of Directors recommends a vote to "GRANT AUTHORITY" for item 3." are in bold-face type.